Exhibit 10.9

SEPARATION AGREEMENT AND MUTUAL RELEASE

This Separation Agreement and Mutual Release ("Agreement") is made by and between Robert Myers ("Employee") and Predictive Oncology Inc. (the "Company"), each of whom enter into this Agreement intending to be legally bound.

1.	Terms of Employment; Separation Date.

a.

The terms of Employee's employment with the Company are set forth in that certain Employment Agreement, dated August 11, 2012, and Amendment to Employment Agreement, dated August 20, 2018 (together, the "Employment Agreement").

b.

Employee's employment will terminate effective as of September 30, 2023 (the "Separation Date"). Regardless of whether Employee signs this Agreement, Employee will receive timely payment of his final paycheck.

2.

Separation Benefits. In accordance with the Employment Agreement, and in exchange for Employee's waiver and release of claims set forth in Section 3 and other promises set forth in this Agreement, and provided that Employee (i) signs, dates, and returns this Agreement within the time period described in Section 4, (ii) does not rescind this Agreement within the time period described in Section 4; and (iii) successfully completes the transition obligations set forth in Section 7(g) of this Agreement, the Company agrees to pay to Employee the following amounts (collectively, the "Separation Benefits"):

a.

an amount equal to twelve (12) months of Employee's current base salary ($430,000), less applicable taxes and withholdings, payable as salary continuation in accordance with the Company's ordinary payroll procedures;

b.	if any bonus shall be paid to the Company's Chief Executive Officer for 2023, payment of Employee's pro-rata bonus earned for 2023, less applicable taxes and withholdings; and

c.	a lump sum in the amount of $36,797.94 in payment of Employee's unused vacation time for 2023, less applicable taxes and withholdings.

The first installment of the Separation Benefits shall be paid with the Company's first administratively feasible payroll date following the Effective Date (defined below).

3.	Waiver and Release of Claims.

a.	Employee's General Release and Waiver of Claims.

In exchange for the Separation Benefits set forth in Section 2, Employee agrees to unconditionally waive and release any and all claims, complaints, causes of action, and demands of whatever kind which Employee has or may have against the Released Parties (as defined below) to the maximum extent permitted by applicable law up to the moment Employee signed this Agreement, including any claims, complaints, causes of action, or demands relating in any way to Employee's employment with the Company and Employee's separation from employment with the Company including, but not limited to, the following:

i.

All claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act (regarding existing but not prospective claims), the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Uniform Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act, the Immigration Reform and Control Act, the Minnesota Human Rights Act, the Minnesota Whistleblower Act, the Minnesota Equal Pay for Equal Work law, all claims allowed under Minnesota Statute Chapter 181, and retaliation claims under Minn. Stat. §176.82, including without limitation any and all amendments to each of the foregoing and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, common law, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;

ii.

All claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an express or implied contract, wrongful or retaliatory discharge, fraud, defamation, negligent or intentional infliction of emotional distress, tortious interference with a contract or prospective business advantage, breach of the implied covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, false imprisonment, nonphysical injury, personal injury or sickness, or any other harm;

iii.

All claims for any other form of pay, compensation, or employee benefits of any kind that is not provided in this Agreement including, without limitation, bonuses, commissions, deferred compensation, stock-based incentive compensation, stock options, phantom stock, equity of any kind, vacation pay, expense reimbursement, and any other claims under any applicable federal, state, and local law, statute, ordinance, or regulation to the fullest extent permitted by law;

iv.

All claims for monetary or equitable relief, including but not limited to attorneys' fees, back pay, front pay, reinstatement, experts' fees, medicalfees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties.

Employee understands and agrees that the above list contains examples only and does not contain all claims that Employee is releasing. By signing this Agreement, Employee is fully and finally waiving and releasing, to the fullest extent permitted by law, all claims against the Released Parties. Employee agrees that the Company's payment of the Separation Benefits is full and fair payment for the waiver and release of Employee's claims and has a value greater than anything Employee is entitled to if Employee does not sign this Agreement. However, this general release and waiver of claims excludes, and the Employee does not waive, release, or discharge: (A) any claims that by law cannot be released in a private agreement; (B) any claims that arise after the date Employee signed this Agreement; (C) any claims that relate to the obligations of Employee or the Company under this Agreement; (D) any right to file an unfair labor practice charge under the National Labor Relations Act or otherwise access the National Labor Relations Board's processes; and (E) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements.

For purposes of this Agreement, the term "Released Parties" means the Company and all of the Company's past and present parents, subsidiaries, and affiliated companies, and all and each of the past and present employees, officers, officials, managers, members, directors, agents, insurers, representatives, counsel, shareholders, owners, partners, predecessors, successors, and assigns of any and all of the foregoing entities and persons. In addition, for purposes of Section 3, the term "Employee" means Robert Myers and any person who has or obtains any legal rights or claims against the Company or the Released Parties through Robert Myers, including without limitation any and all heirs, executors, agents and assignees.

b.

Company's General Release and Waiver of Claims. Company fully and completely releases Employee and Employee's representatives, attorneys, predecessors, heirs, successors, and permitted assigns ("Employee Parties") from any and all claims or causes of action that Company may have against the Employee Parties, known or unknown, including claims or causes of action that relate in any way to Employee's employment with any Company party or the termination thereof, from the beginning of time through the date Company signs this Agreement.

c.

Company's Partial Waiver and Non-Enforcement of Non-Compete. Company agrees to partially waive and to not enforce the non-competition provision in Section 6(a) of the Employment Agreement to the extent Employee is not engaged, directly or indirectly, as an employee, owner, consultant or in any other capacity whatsoever, for Employee's own behalf or on behalf of any other person or entity, anywhere in the United States of America in the discovery, characterization or evaluation of chemical or biological compositions for the diagnosis or treatment of disease. For the avoidance of doubt, all other provisions in Section 6 of the Employment Agreement survive, remain valid and are fully enforceable.

4.	Employee's Legal Rights.

a.	Advice to Consult With an Attorney. This Agreement is a legal document. Employee has been advised in writing to consult with an attorney prior to executing the Agreement.

b.

Period to Consider this Agreement. Employee was given this Agreement on September 15, 2023. Employee has twenty-one (21) days following receipt of the Agreement to consider the offer as expressed. Signing this Agreement before the 21-day period expires constitutes a waiver by Employee of any remaining time period for review and consideration to which Employee may be entitled. If Employee does not sign this Agreement within the 21-day consideration period, the offer contained within this Agreement will expire. Employee agrees and understands that if Employee does not sign this Agreement within the 21-day consideration period, this Agreement will be null and void and Employee will not receive the Separation Benefits in Section 2.

c.

Period to Revoke this Agreement. Employee understands that Employee has the right to revoke this Agreement within fifteen (15) calendar days after the date on which Employee signs this Agreement. This Agreement shall not become effective or enforceable until the 15-day revocation period has expired without Employee's revoking this Agreement. Provided that Employee does not revoke this Agreement, it shall become effective on the day immediately following the foregoing revocation period (such date, the "Effective Date").

d.

Revocation Procedure. To revoke, Employee must put the revocation in writing and deliver it to the Company by overnight delivery or e-mail to Raymond Vennare (Predictive Oncology Inc. c/o Raymond Vennare, 91 43rd Street, Ste. 210, Pittsburgh, PA 15201; rvennare@predictive-oncology.com) within the 15-day period.

If Employee rescinds this Agreement as described in this Section 4, Employee understands that (i) this Agreement is null and void, (ii) the Company shall have no further obligation under this Agreement, (iii) Employee will not receive the Separation Benefits in Section 2 of this Agreement or any other benefits listed within this document, and (iv) Employee's employment will still end on the Separation Date.

5.

Filings. Employee understands that, without being penalized or having an obligation to notify the Company, this Agreement does not prohibit Employee from filing an administrative charge of discrimination or complaint with the Equal Employment Opportunity Commission, National Labor Relations Board, Occupational Safety and Health Administration, the Equal Employment Opportunity Commission, Securities and Exchange Commission, Civil Rights Division, Minnesota Department of Human Rights, or any other federal, state, or local governmental agency or commission or law enforcement agency ("Government Agencies"). Employee understands that this

Agreement does not limit Employee's ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies, including providing documents or other information, without notice to the Company. If Employee had filed or files a charge or complaint, Employee agrees that the Company's payment of the Separation Benefits completely satisfies any and all claims for monetary relief in connection with such charge or complaint, and this Agreement does not limit Employee's right to receive an award for information (a) provided pursuant to the Securities and Exchange Commission's whistleblower protections and incentives; or (b) provided to any other Government Agencies. Employee is not entitled to any other monetary relief of any kind with respect to the claims that Employee has released in this Agreement unless Employee's waiver and release of claims is deemed unlawful or otherwise invalid.

6.

Governing Law/Venue. The laws of the State of Minnesota will govern the validity, construction, and performance of this Agreement, without regard to the conflict of law provisions of any other jurisdictions. Employee irrevocably consents to the exclusive jurisdiction of courts in Minnesota for the purposes of any action arising out of or related to this Agreement or any dispute between the Company and Employee, including any actions for temporary, preliminary, and permanent equitable relief.

7.	Additional Agreements and Understandings.

a.

Company Property. By the Separation Date, Employee must return to the Company all the Company property in Employee's possession or under Employee's control including, but not limited to, all corporate credit cards, identification badges, computer hardware and software, cell phones, tablets, PDAs, books, records, documents, data, access cards, financial data, confidential information, trade secrets, files, notebooks, passwords, plans, sales reports, records, and all other property, equipment, or information owned by the Company or to which Employee was provided access by the Company during Employee's employment (collectively, "Company Property"). Employee further agrees that by no later than the Separation Date, to the fullest extent permitted by law, Employee will conduct a thorough search for and return to the Company and subsequently irrevocably delete any and all intangible Company Property which exists or is stored (i) in any personal e-mail account (ii) in any personal "cloud" account; or (iii) on any personal computer, tablet, cellular phone, smartphone, flash drive, laptop or other electronic storage device, the foregoing of which are accessible, controlled or owned by Employee (and not by the Company). By signing this Agreement, Employee represents that Employee has complied with the terms of this paragraph.

b.

Post-Employment Obligations. Employee acknowledges that any and all post-employment obligations to which Employee is or may be subject, whether set forth in the Employment Agreement or otherwise, including without limitation regarding confidentiality, non-disclosure of confidential information, non-competition and non-solicitation, shall remain in full force and effect and are incorporated by reference into this Agreement as if fully restated herein.

The Company advises Employee as follows under the federal Defend Trade Secrets Act: An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

c.

Consideration. Employee agrees that (i) the Separation Benefits in Section 2 are above and beyond that to which Employee would be entitled if Employee did not sign this Agreement, (ii) the Separation Benefits in Section 2 constitute independent and sufficient consideration for all aspects of this Agreement, and (iii) Employee is not eligible for any other payments or benefits except for those expressly described in this Agreement, provided that Employee signs and returns this Agreement within the specified time period and does not revoke this Agreement.

d.	References. Should anyone contact the Company for a reference, the Company will only verify Employee's employment dates, job title, and compensation.

e.	Non-Disparagement. Employee agrees not to make disparaging or defamatory remarks about the Company or the Company's services, products, or other matters pertaining to its business. This non-disparagement provision does not apply to Employee's legally protected communications and does not prohibit Employee from (i) filing an administrative charge or complaint with, or cooperating, assisting, testifying, or participating in an investigation or legal proceeding conducted or initiated by, any Government Agencies, or (ii) inquiring about, discussing, or disclosing Employee's and other employees' pay, hours, and other terms and conditions of employment. Company's Board of Directors serving as of the Separation Date each agree that they will not knowingly or intentionally make, or cause to be made, any statement (oral or written) that disparages Employee.

f.

Confidentiality. Employee agrees that Employee is to keep the terms and conditions of this Agreement strictly confidential. Employee agrees that Employee will not disclose, discuss, or reveal the existence or the terms of this Agreement except as follows: (i) as required by court order or as required by law; (ii) to Employee's immediate family; or (iii) to Employee's attorneys, financial planners, and accountants. Employee must ensure that any person or entity described in subsections (ii) and (iii) to whom such disclosures are made will, as a condition of such disclosure, agrees to keep the terms of this Agreement strictly confidential. Employee understands that the foregoing does not prohibit him from filing an administrative charge or complaint with, or cooperating, assisting, testifying, or participating in an investigation or legal proceeding conducted or initiated by, any Government Agencies; or inquiring about, discussing, or disclosing his and other employees' pay, hours, and other terms and conditions of employment.

g.

Transition and Cooperation. Employee agrees to successfully transition his work responsibilities prior to the Separation Date as and to the extent requested by the Company. Employee represents that he has delivered or will deliver all passwords for any Company devices and/or accounts in use at the time of the Separation Date. Employee will cooperate with the Company and use his best efforts to transition his work during the remaining period of employment and shall agree to be available, on a reasonable basis, to answer questions that may arise after the Separation Date, as necessary to achieve a smooth transition. Employee also agrees to be available to and cooperate with the Company and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter, occurring during his employment, in which he was involved or of which he has knowledge, and that Employee will be compensated for such cooperation activities at an hourly rate equivalent to his base salary divided by 2,080 hours. Employee understands and agrees that such cooperation includes, but is not limited to, making himself available to the Company and/or its counsel upon reasonable notice for: interviews and factual investigations; preparing for and appearing to give testimony in a deposition or at trial without requiring service of a subpoena or other legal process; volunteering to the Company or its counsel pertinent information; and turning over all relevant documents which are or may come into his possession.

h.

Non-Admission. It is expressly understood that this Agreement does not constitute, nor shall it be construed as, an admission by the Company of any liability or unlawful conduct whatsoever. The Company specifically denies any liability or unlawful conduct on the Company's pai1.

i.

Successors and Assigns. This Agreement is personal to Employee and may not be assigned by Employee without the written agreement of the Company. The rights and obligations of this Agreement shall inure to the successors and assigns of the Company.

j.

Severability. If a court finds any term of this Agreement to be invalid, unenforceable, or void, Employee and the Company agree that the court shall modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, Employee and the Company agree that the term shall be severed and all other terms of this Agreement shall remain in effect. Employee and the Company agree that Employee's waiver and release of claims should be interpreted as broadly as possible to achieve Employee's intention of releasing all claims against the Released Parties.

k.

Entire Agreement. This Agreement constitutes the sole understanding of Employee and the Company with respect to the matters provided for herein. Employee and the Company agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between Employee and the Company concerning separation benefits Employee may have been eligible for or entitled to from the Company. Notwithstanding anything in this Agreement to the contrary, Employee agrees and acknowledges that the postemployment obligations set forth in the Employment Agreement remain in full force and effect after the Separation Date. This Agreement may not be modified, altered, or changed in any way except by written agreement signed by Employee and the Company's Chief Executive Officer.

l.

No Waiver. No claim or right arising out of a breach or default under this Agreement may be discharged by a waiver of that claim or right unless the waiver is made in writing and signed by the Company's Chief Executive Officer. A waiver by any party of a breach or default of the other party of any provision contained in this Agreement shall not be deemed a waiver of future compliance of such provisions, and such provisions shall remain in full force and effect.

m.

Remuneration. Employee acknowledges and agrees that the Company will pay Employee any and all monies, wages, salary, accrued unused paid time off, expenses, bonuses, and commissions (if applicable) due to Employee through the Separation Date on the first regular payday following the Separation Date, or as otherwise required by law. Employee is not entitled to any additional remuneration from the Company other than the consideration outlined within this Agreement. In addition, Employee acknowledges that Employee is not aware of any time worked during Employee's employment for which Employee has not already been fully compensated.

n.

Acknowledgements. Employee acknowledges and agrees that: (i) Employee has not suffered any work-related injury for which Employee has not already filed a claim; and (ii) Employee has been properly provided any leave of absence including for Employee's own or a family member's health condition.

o.

Taxes. Employee acknowledges that Employee has not relied on any tax advice provided by the Company and that, if necessary, Employee is solely responsible for properly reporting the payment received pursuant to this Agreement and paying any applicable taxes, penalties, and interest. Employee acknowledges and agrees that Employee has been provided with the opportunity to consult legal and financial counsel with respect to the tax treatment of the payment Employee will receive pursuant to this Agreement and on account of Employee's separation from employment. Employee has been advised by the Company to consult with such counsel.

8.

Execution/Counterparts. Employee agrees not to sign this Agreement prior to the end of Employee's workday on the Separation Date. To accept this Agreement, Employee must deliver this signed and dated Agreement to Raymond Vennare, by email (rvennare@predictive-oncology.com), hand or by mail (Predictive Oncology Inc. c/o Raymond Vennare, 91 43rd Street, Ste. 210, Pittsburgh, PA 15201) within the time period set forth in Section 4. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed either by original or facsimile, either of which will be equally binding.

Dated:	9/29/2023	/s/ Robert Myers
Robert Myers

Dated:	9/30/2023	PREDICTIVE ONCOLOGY INC.
		By:	/s/ Raymond F. Vennare
		Its:	Chief Executive Officer